EXECUTION VERSION

FIRST AMENDMENT AND WAIVER TO THE
PARTICIPATION INTEREST PURCHASE AGREEMENT
DATED FEBRUARY 14, 2011

This First Amendment and Waiver (this “Amendment and Waiver”) to the PARTICIPATION INTEREST PURCHASE AGREEMENT dated February 14, 2011 (the “Agreement”) is made and entered into on August 31, 2011 by and among Palaeontol B.V., a company organized under the Laws of the Netherlands (“Purchaser”), BMB Munai, Inc., a Nevada corporation (“Seller”), and MIE Holdings Corporation, an exempted company with limited liability organized under the Laws of the Cayman Islands (“Listco”). Capitalized terms that are not defined herein shall have the meanings set forth in the Agreement.

RECITALS

WHEREAS, Purchaser, Seller and Listco are parties to the Agreement pursuant to which Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the Interests and the Seller Loans upon the terms and subject to the conditions set forth therein;

WHEREAS, to induce Purchaser to consummate the transactions contemplated by the Agreement, the parties have agreed to amend the Agreement as set forth herein and waive certain of the closing conditions set forth in Article 9 therein, to properly reflect the transaction negotiated between the parties.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Amendment of Section 1.1.  Section 1.1 of the Agreement (Certain Definitions) is hereby amended as follows:

(a) The defined term “Transition Services Agreement” is hereby deleted in its entirety.

(b) The defined term “Transaction Documents” is hereby deleted in its entirety and replaced with the following:

“Transaction Documents” means the Act of Transfer, the Assignment, Release and Waiver Agreement, the Charter, the Escrow Agreement, the Lease Agreements, and the Voting Agreements.

(c) The defined term “Escrow Amount” is hereby deleted in its entirety and replaced with the following:

“Escrow Amount” has the meaning ascribed thereto in Section 2.2(b).

(d) The following defined term is hereby added thereto, immediately following the defined term “Escrow Amount”:

“Escrow Funds” has the meaning ascribed thereto in Section 2.3.

2. Amendment of Section 2.2.  Section 2.2(b) of the Agreement (Payment of Initial Interests Purchase Price and Seller Loans Purchase Price) and Section 2.2(c) of the Agreement (Payment of Escrow Amount) are hereby deleted in their entirely and replaced with the following:

“(b)  Payment of Initial Interests Purchase Price and Seller Loans Purchase Price.  On the Closing Date, the Escrow Agent shall disburse to Seller, in accordance with Section 3.3, the Escrow Funds, less an aggregate of $36,000,000 (the “Escrow Amount”), by wire transfer of immediately available funds to an account or accounts specified by Seller in writing to Purchaser and the Escrow Agent at least three (3) Business Days prior to the Closing.”

3. Amendment of Section 2.3.  Section 2.3 of the Agreement (Escrow) is hereby deleted in its entirely and replaced with the following:

“Section 2.3  Escrow. Within three (3) Business Days following written notice from Seller that the Act of Transfer, the Charter and all other required documents necessary for the transfer of the ownership of the Interests to Purchaser are ready for submission to the applicable Ministry of Justice, which written notice may only be delivered following the satisfaction or waiver of all of the conditions set forth in Article 9, other than those conditions set forth in Section 9.2(c) (Receipt of Closing Deliverables) (with respect to Section 3.1(a) only), Section 9.2(i)(B) (Amended Governing Documents), Section 9.2(k) (Registration of Assignment of Seller Loans) and Section 9.3(c)(ii) (Receipt of Closing Deliverables), Purchaser shall deliver an aggregate amount (such amount, subject to any withholding by Purchaser pursuant to Section 2.5, the “Escrow Funds”) equal to the Initial Purchase Price minus the Estimated Adjustment Amount to an escrow account (the “Escrow Account”) to be established by Seller and Purchaser with Citibank, N.A., Hong Kong Branch (the “Escrow Agent”) in Hong Kong (the date on which the Escrow Funds are delivered to the Escrow Account, the “Submission Date”).  The Escrow Agent shall hold and disburse the Escrow Funds pursuant to the terms of an escrow agreement substantially in the form attached as Exhibit A (the “Escrow Agreement”).”

4. Amendment of Section 3.2.  Section 3.2 of the Agreement (Delivery and Actions by Purchaser at Closing) is hereby deleted in its entirety and replaced with the following:

           “Section 3.2  Delivery and Actions by Purchaser at Closing. At or prior to the Closing, Purchaser shall deliver, or shall cause to be delivered, to Seller an executed signature page of Purchaser of each Transaction Document to which Purchaser is a party.

 Section 3.3  Delivery and Actions by Escrow Agent at Closing.  At the Closing, upon receipt of joint written instructions from Purchaser and Seller, the Escrow Agent shall disburse to Seller the Escrow Funds, less the Escrow Amount, which the Escrow Agent shall retain in accordance with the Escrow Agreement.”

5. Amendment of Section 8.11.  Section 8.11 of the Agreement (Transition Services Agreement) is hereby deleted in its entirety and replaced with the following:

“Section 8.11  Documentary Evidence of Ownership.  Seller shall deliver to Purchaser, within three (3) months after the Closing Date, documentary evidence, in form and substance satisfactory to Purchaser, of the Company’s ownership of (i) gas utilization facilities on the Dolinnoe and Aksaz oilfields, (ii) electricity lines on the Kariman, Dolinnoe, Emir and Aksaz fields, (iii) gas pipelines from the Dolinnoe gas facility to the Aksaz gas facility and from the Aksaz gas facility to the Aktaukaryer 5 gas pipeline; and (iv) the Company’s three oil pipeline lines (i.e., the two lines from Kariman to the Dolinnoe oilfields and the line from the Dolinnoe to the Aksaz oilfields).  All fees, charges and expenses incurred in connection with obtaining such documentary evidence within such period, whether by Seller or Purchaser, shall be borne by the Seller.”

6. Amendment of Section 9.2(i).  Section 9.2(i) of the Agreement (Amended Governing Documents) is hereby deleted in its entirety and replaced with the following:

“(i) Amended Governing Documents.  (A) Purchaser and Seller shall have executed and notarized the Act of Transfer and all other necessary transfer documents required under Kazakhstan Law, and Purchaser shall have approved (which approval shall not be unreasonably withheld, delayed or conditioned), executed and notarized the Charter, and (B) Seller shall have caused the Act of Transfer, Charter and all other required documents necessary for the transfer of the ownership of the Interests to Purchaser to have been submitted to and, in the case of the Charter, registered with the applicable office of the Ministry of Justice.”

7. Amendment of Section 9.3(c).  Section 9.3(c) of the Agreement (Receipt of Closing Deliverables) is hereby deleted in its entirety and replaced with the following:

“(c) Receipt of Closing Deliverables.  (i) Seller shall have received the agreements described in Section 3.2 and (ii) Seller shall have received the amount described in Section 3.3 from the Escrow Agent.”

8. Amendment of Section 10.1.  Section 10.1 of the Agreement (Termination) is hereby amended as follows:

(a) The introductory clause to Section 10.1 of the Agreement (Termination) is hereby amended by deleting the word “Closing” immediately prior to the colon therein and inserting, in lieu thereof, the following:

“Submission Date, with respect to the termination rights set forth in Section 10.1(c)(ii), (iii) and (iv) (without prejudice to the termination right of Purchaser set forth in Section 10.1(j)), and Section 10.1(d), or the Closing, with respect to the other termination rights set forth in this Section 10.1”

(b) Section 10.1(c) of the Agreement (Termination) is hereby amended by replacing the references therein to “Section 9.2(s)” with references to “Section 9.2(r)”.

(c) Section 10.1 of the Agreement (Termination) is hereby further amended by deleting the word “or” at the end of subsection (j), by deleting the period at the end of subsection (k) and inserting, in lieu thereof, “; or”, and by adding the following new subsection (l) thereto:

“(l) by Purchaser if the conditions set forth in Section 9.2(c) (Receipt of Closing Deliverables) (with respect to Section 3.1(a) only), Section 9.2(i)(B) (Amended Governing Documents) and Section 9.2(k) (Registration of Assignment of Seller Loans) shall not have been fulfilled within four weeks following the Submission Date; provided, however, Purchaser shall have the right to extend such four week period to a date that is on or prior to the Extended End Date, upon prior written notice to Seller;”

9. Amendment of Section 10.2.  Section 10.2 of the Agreement (Effect of Termination) is hereby amended by adding the following new subsection (e) thereto:

“(e) Effect of Certain Termination.  In the event this Agreement is terminated pursuant to Section 10.1(l), then (A) upon receipt of written instructions from Purchaser, the Escrow Agent shall promptly disburse all funds in the Escrow Account to Purchaser or its designees and (B) Purchaser and Seller shall reasonably cooperate in order to withdraw the submission of the documents specified in Section 9.2(i)(B) from the applicable Ministry of Justice, cancel the registration of the assignment of the Seller Loans contemplated by Section 9.2(k) and otherwise ensure that the ownership of the Interests and the Seller Loans are reflected as owned by Seller, it being understood that such cooperation shall not require Purchaser or its Affiliates to (1) incur any material expenditure unless Seller offers in writing to reimburse Purchaser or its Affiliates for the incurrence of any such material expenditure and Purchaser or its Affiliates (in their sole discretion) accept such offer (such acceptance not to be unreasonably withheld) or (2) commence litigation, and it being understood further that Section 12.11 (Further Assurances) of this Agreement shall survive any termination of this Agreement, subject to the provisions of subclauses (B)(1) and (2) of this Section 10.2(e), for purposes of the obligations of the parties contained in this Section 10.2(e).”

10. Amendment of Exhibit A.  Exhibit A to the Agreement (Form of Escrow Agreement) is hereby deleted in its entirety and replaced by Exhibit A-1, attached hereto and incorporated by reference herein.

11. Amendment of Exhibit C.  Exhibit C to the Agreement (Form of U.S. Legal Opinion) is hereby deleted in its entirety and replaced by Exhibit C-1, attached hereto and incorporated by reference herein.

12. Amendment of Exhibit D.  Exhibit D to the Agreement (Form of Kazakhstan Legal Opinion) is hereby deleted in its entirety and replaced by Exhibit D-1, attached hereto and incorporated by reference herein.

13. Waivers.  Pursuant to Section  9.2 of the Agreement, which permits the waiver, in whole or in part, of any Seller closing condition set forth therein, each of Purchaser, Seller and Listco hereby:

(a) waives the conditions set forth in Section 9.2(g)(v), which requires that the Company obtain insurance for the transportation and storage of cargo, as required pursuant to Article 14.2.1 of the Existing Exploration Contract, but only with respect to insurance for the storage of cargo, and Section 9.2(p), which requires the provision of documentary evidence satisfactory to Purchaser of the Company’s ownership of the assets described in Section 11.2(a)(vii), it being understood that the waiver of the condition set forth in Section 9.2(p) shall not affect in any way Purchaser’s right to indemnification pursuant to Section 11.2(a)(vii); and

(b) agrees to be bound by the terms and provisions of the Agreement in accordance with its terms as if the closing conditions set forth in Section 9.2(g)(v) and Section 9.2(p) were satisfied in their entirety under the Agreement.

14. Entire Agreement.  Except as specifically modified hereby, all terms and conditions of the Agreement shall remain in full force and effect, unmodified in any way.  This Amendment and Waiver shall be deemed to form an integral part of the Agreement.  In the event of any inconsistency or conflict between the provisions of the Agreement and this Amendment and Waiver, the provisions of this Amendment and Waiver shall prevail and govern.  All references to the “Agreement” in the Agreement shall hereinafter refer to the Agreement as amended by this Amendment and Waiver.

* * * * * * *

IN WITNESS WHEREOF, Purchaser, Seller and Listco have caused this Amendment and Waiver to be executed and delivered by their respective officers thereunto duly authorized, as of the date first written above.

BMB MUNAI, INC.

By:	/s/ Askar Tashtitov
Name:	Askar Tashtitov
Title:	President

PALAEONTOL B.V.

By:	/s/ Zhang Ruilin
Name:	Zhang Ruilin
Title:	Authorized Representative of the
Corporate Managing Director

MIE HOLDINGS CORPORATION

By:	/s/ Zhang Ruilin
Name:	Zhang Ruilin
Title:	Chairman

Signature Page to First Amendment and Waiver to the
Participation Interest Purchase Agreement